Susan E. Alderton
                                                                 (281) 423-3332


                                                                   EXHIBIT 99.3



FOR IMMEDIATE RELEASE

       NL REPORTS SECOND QUARTER RESULTS WITH 42% HIGHER OPERATING INCOME
         AND $43 MILLION SETTLEMENT GAIN WITH A FORMER INSURANCE CARRIER

HOUSTON, TEXAS -- July 19, 2000 -- NL Industries, Inc. (NYSE: NL) today reported net income for the second quarter of 2000 of $1.25 per diluted share including a $.54 per diluted share net-of-tax settlement gain with a former insurance carrier, discussed below. Net income in the second quarter of 1999 was $2.16 per diluted share including a $1.73 per diluted share income tax benefit. Excluding the 2000 settlement gain and 1999 income tax benefit, net income in the second quarter of 2000 was $.71 per diluted share, up 69% from $.42 per diluted share reported in the second quarter of 1999.

Net income for the first half of 2000 was $1.71 per diluted share compared to net income in the first half of 1999 of $2.42 per diluted share. Excluding the 2000 settlement gain and 1999 income tax benefit, net income in the first half of 2000 was $1.17 per diluted share, up 70% from $.69 per diluted share reported in the first half of 1999.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the second quarter of 2000 increased 42% to $62.7 million compared to $44.1 million in the second quarter of 1999. The improved operating income is primarily due to higher average selling prices in billing currencies (which excludes the effects of foreign currency translation) and record sales volume, partially offset by the previously reported second-quarter 1999 $5.3 million foreign currency transaction gain. Second-quarter operating income improved 36% over the $46.2 million reported in the first quarter of 2000 on strong economic fundamentals resulting in 3% higher average selling prices in billing currencies, 9% higher sales volume and 4% higher production volume.

Operating income in the first half of 2000 increased 45% to $109.0 million compared to $75.1 million in the first half of 1999 due to 3% higher average selling prices in billing currencies, 16% higher sales volume and 8% higher production volume.

Kronos' average selling prices in billing currencies during the second quarter of 2000 were 5% higher than the second quarter of 1999 and at the end of June were 1% higher than average selling prices during the second quarter. Kronos' prices were up in all major regions from the second quarter of 1999. Prices were higher in Europe and export markets from the first quarter of 2000 and were flat in North America.

Kronos' second-quarter 2000 average selling price expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods decreased 1% from both the second quarter of 1999 and the first quarter of 2000. Comparisons of Kronos' average selling price using actual foreign currency exchange rates are significantly affected by the recent volatility of the U.S. dollar relative to the euro and other European currencies. Since a majority of Kronos' production and other costs are incurred in currencies other than the U.S. dollar, foreign currency volatility similarly affects costs, therefore the effect of fluctuating currency exchange rates on operating income was not significant.

Kronos' second-quarter sales volume represents the highest quarter in Kronos' history. Sales volume increased 9% from both the second quarter of 1999 and the first quarter of 2000, reflecting sustained demand in all major regions. Sales volume in the first half of 2000 was 16%, or 31,000 metric tons, higher than the first half of 1999. The Company's second-quarter 2000 production volume was slightly higher than the comparable 1999 period with operating rates in both periods near full capacity.

Dr. Lawrence Wigdor, Kronos' President and CEO, stated, "I am pleased with the current quarter's operating results and I am optimistic that the tight supply in the industry will continue to allow prices to rise to more acceptable levels. We have recently announced price increases of 7% in Europe and 4% in North America, both of which we expect, depending on market conditions, to implement during the second half of 2000. Our efforts to debottleneck our production facilities to meet long-term demand continue to prove successful. We expect Kronos' production capacity will be increased by 25,000 metric tons, with only modest capital expenditures, bringing our capacity to approximately 465,000 metric tons by 2002. Kronos is on track to produce more in 2000 than the record 434,000 metric tons it produced in 1998."

Corporate income and expense in the second quarter of 2000 includes a $43 million pre- tax net gain from a June 2000 settlement with one of NL's two principal former insurance carriers. The settlement ends a court proceeding against the carrier that NL initiated to seek reimbursement for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures. Mr. J. Landis Martin, NL's President and CEO, stated, "The end of this lengthy litigation and the settlement are very positive developments for NL's shareholders. We will continue to vigorously pursue resolution of our remaining coverage disputes." Proceeds from the settlement were transferred by the carrier in early July to a special purpose trust established to pay future remediation and other environmental expenditures of NL. Cash held by the trust will be reported as restricted cash on NL's balance sheet. Corporate income and expense in the second quarter of 2000 also includes a $5.6 million securities gain related to common stock received from the demutualization of Met Life, an insurance company from which NL had purchased certain insurance policies, and is partially offset by higher corporate expenses associated with higher environmental and legal expenses.

Interest expense in the second quarter and first half of 2000 was down $1.4 million and $3.3 million, respectively, from the comparable periods in 1999 due to reduced levels of outstanding debt and lower European borrowing rates. During the second quarter, the Company repaid $16.7 million of its euro-denominated short-term debt with excess cash flow from operations.

The Company's net debt at June 30, 2000 was $126 million (total debt of $281 million less cash of $155 million) down $22 million from March 31, 2000 levels.

Minority  interest  relates  to  the  Company's   majority-owned   environmental
management subsidiary.

A conference call for the investment community is scheduled for July 19, 2000 at 9:30 a.m. (EDT). Mr. Martin will host the call. Participants can access the call by dialing 800-450-0785 (domestic) and 612-332-0228 (international). The passcode is NL Earnings. A taped replay of the call will be available after 12:30 p.m. (EDT) the day of the call through July 26, 2000 by calling 800-475-6701 (domestic) and 320-365-3844 (international), and using access code 525431. The call will also be broadcast live on the Internet at StreetEvents.com and an online replay will be available approximately one hour after the call.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the call with the investment community referred to above) relating to matters that are not historical facts are forward- looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic conditions, global productive capacity, customer inventory levels, changes in product pricing, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime and transportation interruptions), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward- looking statements.

                                     NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (In millions, except per share data)
                                   (Unaudited)

                                                    Quarters ended        Six months ended
                                                       June 30,               June 30,
                                                   ----------------       ------------------
                                                   1999        2000       1999        2000
                                                   ----        ----       -----       ----
Revenues and other income:
  Net sales                                        $232.6      $251.1     $434.1      $482.1
  Other income, excluding corporate                   6.9         2.5       10.6         4.1
                                                      ---         ---       ----         ---
                                                    239.5       253.6      444.7       486.2

Cost of sales                                       167.8       164.0      314.8       323.3
Selling, general and administrative, excluding
 corporate                                           27.6        26.9       54.8        53.9
                                                     ----        ----       ----        ----
    Operating income                                 44.1        62.7       75.1       109.0

Corporate income (expense):
  Securities earnings                                 1.5         7.4        3.1         9.2
  Litigation settlement gain, net and other
    income                                            1.2        44.1        2.3        45.2
  Expenses                                           (5.4)      (10.0)     (10.7)      (16.3)
  Interest expense                                   (9.3)       (7.9)     (19.1)      (15.8)
                                                     ----        ----      -----       -----

    Income before income taxes and minority
     interest                                        32.1        96.3       50.7       131.3

Income tax benefit (expense)                         81.9       (32.8)      77.4       (44.0)
                                                     ----       -----       ----       -----

    Income before minority interest                 114.0        63.5      128.1        87.3

Minority interest                                     2.2          .1        2.3          .2
                                                      ---          --        ---          --

    Net income                                     $111.8      $ 63.4     $125.8      $ 87.1
                                                   ======      ======     ======      ======

Earnings per share:
  Basic                                           $  2.16       $1.26    $  2.43       $1.72
                                                  =======       =====    =======       =====
  Diluted                                         $  2.16       $1.25    $  2.42       $1.71
                                                  =======       =====    =======       =====

Weighted average shares used in the calculation of earnings per share:
  Basic shares                                       51.8        50.5       51.8        50.7
  Dilutive impact of stock options                     .1          .4         .1          .3
                                                       --          --         --          --
  Diluted shares                                     51.9        50.9       51.9        51.0
                                                     ====        ====       ====        ====
